Exhibit 5.1

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apaizes@applebyglobal.com

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China Hydroelectric Corporation	Tel: +1 345 814 2953 Fax: +1 345 949 4901
420 Lexington Avenue
Suite 806	appleby ref:
New York NY 10170	AGP/ 11579.005

Dear Sirs	22 January 2010
China Hydroelectric Corporation (the “Company”)
We have acted as legal counsel in the Cayman Islands to the Company in connection with the offer and sale (the “Offering”) by the Company of certain units (“Units”) comprising ordinary shares of the Company in the form of American Depositary Shares (collectively, the “Shares”) and warrants (“Warrants”) to acquire ordinary shares (“Warrant Shares”), as described in the prospectus contained in the Company’s registration statement on Form F-1 (the “Registration Statement”) to be filed by the Company under the United States Securities Act 1933 with the United States Securities and Exchange Commission (the “Commission”).
For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (“Documents”) and all other relevant facts and circumstances impacting on Cayman Islands law. Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Registration Statement.
Assumptions
In stating our opinion we have assumed:
(a)	the authenticity, accuracy and completeness of all the Documents submitted to us and other documents examined by us as originals and the conformity to authentic original documents of all Documents submitted to us and other such documents examined by us as certified, conformed, notarised, faxed, scanned or photostatic copies;

(b)	the genuineness of all signatures on the Documents;

(c)	the authority, capacity and power of each of the persons, other than the Company, signing the Documents;

(d)	that any representation, warranty or statement of fact or law, other than as to the laws of Cayman Islands, made in any of the Documents is true, accurate and complete;

(e)	that the Warrant Agreement will constitute the legal, valid and binding obligations of the Warrant Agent under the laws of its jurisdiction of incorporation or its jurisdiction of formation;

(f)	that the Warrant Agreement will be validly authorised, executed and delivered by the Warrant Agent and that the performance thereof is within the capacity and powers of the Warrant Agent, and that the Company will execute the Warrant Agreement in accordance with the authority conveyed by the Directors’ Resolutions as required by the Constitutional Documents and Cayman Islands Law, and deliver the Warrant Agreement to the Warrant Agent, who will receive and accept delivery of such Warrant Agreement;

(g)	that the Warrant Agreement will effect, and will constitute legal, valid and binding obligations of each of the parties thereto, enforceable in accordance with its terms under the laws of New York by which it is expressed to be governed and that the choice of the laws of New York as the governing law of the Warrant Agreement has been made in good faith and is valid and binding under the laws of New York;

(h)	that the Warrant Agreement, once execution as provided for in assumption (f) above, will be in the proper legal form to be admissible in evidence and enforced in the courts of New York and in accordance with the laws of New York;

(i)	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the directors and shareholders of the Company in meetings which were duly convened and at which a duly constituted quorum was present and voting throughout and that all interests of the Directors in the subject matter of the Directors’ Resolutions, if any, have been declared and disclosed in accordance with the Constitutional Documents of the Company;

(j)	that the Warrant Agent has no express or constructive knowledge of any circumstance whereby any director of the Company, when the directors of the Company passed the Directors’ Resolutions, failed to discharge his fiduciary duty owed to the Company;

(k)	that the Company will enter into its obligations under the Warrant Agreement in good faith for the purpose of carrying on its business and that, at the time it will do so there will be reasonable grounds for believing that the transactions contemplated by the Warrant Agreement would benefit the Company;

(l)	that each transaction to be entered into pursuant to the Warrant Agreement is entered into in good faith and for full value and will not have the effect of illegally preferring one creditor over another;

(m)	that when executed and delivered, the Warrant Agreement will be in a form which does not differ in any material respect from the drafts which we have examined for the purposes of this opinion;

(n)	at the time of the issue of the Warrants in accordance with the Warrant Agreement:
a.	the laws of the Cayman Islands (including the Companies Law (2009 Revision) (“Companies Law”) will not have changed;

b.	the Company will have sufficient authorised but unissued ordinary shares to effect the exercise of the Warrants and issue of the Warrant Shares in accordance with the Warrant Agreement, the Post IPO Memorandum and Articles and the Companies Law;

c.	the Company will not have been struck off or placed in liquidation;

d.	the issue price for each Warrant Share will not be less than the par value of such ordinary share; and

e.	the Post IPO Memorandum and Articles will not have been altered, amended, varied or restated in any way;
(o)	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

(p)	the validity and binding effect under the laws of the United States of America of the Registration Statement and the prospectus and that the Registration Statement will be duly filed with or declared effective by the Commission; and

(q)	that the prospectus of the Company, when published, will be in substantially the same form as that examined by us for purposes of this opinion.
Opinion
Based upon and subject to the foregoing and subject to the reservations set out below and to any factual matters not disclosed to us, other than any matters which are of a public nature in the Cayman Islands, and assuming that the Offering will be consummated in accordance with the terms of the documents pertaining thereto, without any waiver or breach of any material terms or provisions thereof, we are of the opinion that:
1.	The Company is an exempted company duly incorporated with limited liability and existing under the laws of the Cayman Islands. The Company possesses the capacity to sue and be sued in its own name and is in good standing under the laws of the Cayman Islands.

2.	The Company has all requisite corporate power and authority to enter into, execute, deliver, and perform its obligations under the Warrant Agreement and to take all action as may be necessary to complete the transactions contemplated thereby.

3.	The execution, delivery and performance by the Company of the Warrant Agreement and the transactions contemplated thereby have been duly authorised by all necessary corporate action on the part of the Company.

4.	The Warrant Agreement, upon due execution by the Company, shall constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

5.	Subject as otherwise provided in reservation (d), no consent, licence or authorisation of, filing with, or other act by or in respect of, any governmental authority or court of the Cayman Islands is required to be obtained by the Company in connection with the execution, delivery or performance by the Company of the Warrant Agreement or to ensure the legality, validity, admissibility into evidence or enforceability as to the Company of the Warrant Agreement.

6.	The execution, delivery and performance by the Company of the Warrant Agreement and the transactions contemplated thereby do not and will not violate, conflict with or constitute a default under (a) any requirement of any law or any regulation of the Cayman Islands or (b) the Constitutional Documents.

7.	The transactions contemplated by the Warrant Agreement are not subject to any currency deposit or reserve requirements in the Cayman Islands. There is no restriction or requirement of the Cayman Islands binding on the Company which limits the availability or transfer of foreign exchange (i.e. monies denominated in currencies other than Cayman Islands dollars) for the purposes of the performance by the Company of its obligations under the Warrant Agreement.

8.	Against payment in full of the consideration provided for in the prospectus and Registration Statement, the Units will have been duly authorised and be fully paid and shall entitle the holder thereof to the right to acquire the Shares as fully paid and non-assessable and Warrants.

9.	The Shares to be issued and delivered pursuant to the Offering and the Warrant Shares to be issued upon exercise of the Warrants, against payment in full of the consideration provided for in the prospectus and Registration Statement and the Warrant Agreement (as applicable), when entered in the register of members of the Company against the name of the relevant subscriber, will have been duly authorised and validly issued as fully paid and non-assessable shares of the Company (meaning that no further sums are payable to the Company on the Shares or Warrant Shares, as the case may be) in accordance with the Post IPO Memorandum & Articles.

Reservations
We have the following reservations:
(a)	We express no opinion as to any law other than Cayman Islands law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except the Cayman Islands. This opinion is limited to Cayman Islands law as applied by the Courts of the Cayman Islands at the date hereof.

(b)	Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully-paid shares of a company and subject to any contrary provision in any agreement in writing between the Company and the holder of shares, that: no shareholder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise to pay money to the Company or to any creditors of the Company and no shareholder shall be bound by an alteration of the Memorandum or Articles of Association of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of the Company, or otherwise to pay money to the Company or to creditors of the Company.

(c)	The Registry of Companies in the Cayman Islands is not public in the sense that copies of the Constitutional Documents and information on directors and shareholders is not publicly available. We have therefore obtained the corporate documents specified in the Schedule hereto and relied exclusively on the Officer’s Certificate for the verification of such corporate information. We have made no independent verification of the matters referred to in the Officer’s Certificates, and we qualify our opinion to the extent that the statements or representations made in the Officer’s Certificates are not accurate in any respect.

(d)	To be enforceable in the courts of the Cayman Islands, stamp duty will be chargeable on the Warrant Agreement in the sum of CI$2.00. Stamp duty is payable on execution in order to avoid penalties if such document is to be admitted in evidence in a Cayman Islands court.

(e)	In rendering our opinion, we have relied upon the opinion of DLA Piper Hong Kong as to the laws of New York (the “DLA Opinion”).

Disclosure
This opinion is rendered at the request of the Company and its security holders in connection with the above matters. This opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of this opinion (including discussion of this opinion) and reference to our firm name in the prospectus forming part of the Registration Statement under the captions “Enforcement of Civil Liabilities” and “Legal Matters.”
Yours faithfully
/s/ Appleby
Appleby

SCHEDULE
1.	The F1 Registration Statement as filed with the Securities and Exchange Commission on 19 January 2010 (the “Registration Statement”).

2.	An undated draft of a Warrant Agreement (“Warrant Agreement”) constituting up to 3,593,750 warrants to be offered in the Company’s initial public offering of American Depositary Shares (the “Warrants”) to be entered into between the Company and The Bank of New York Mellon, as warrant agent (“Warrant Agent”), which is attached as Exhibit 10.69 to the Registration Statement.

3.	Certified copies of (i) the Company’s Amended and Restated Memorandum of Association and Amended and Restated Articles of Association adopted by special resolution passed on 20 October 2009 for the Company (the “Memorandum and Articles of Association”); and (ii) certified copies of the Memorandum and Articles of Association of the Company which will become effective upon completion of the Company’s initial public offering and which were authorised by special resolution of the shareholders on 20 October 2009 (the “Post IPO Memorandum and Articles” and together with the Memorandum and Articles of Association, the “Constitutional Documents”);

4.	A Certificate of Good Standing, dated 20 October 2009 issued by the Registrar of Companies in respect of the Company;

5.	A Pdf. copy of an extract from the Minutes of the Meeting of the Shareholders dated 20 October 2009 (“Shareholders’ Resolutions”);

6.	A Pdf. copy of an extract from the Minutes of the Meetings of the Board of Directors of the Company held on 3 December 2009 and 7 January 2010 (“Directors’ Resolutions” and together with the Shareholders’ Resolutions, the “Resolutions”);

7.	A Pdf copy of an executed Officer’s Certificate dated 18 January 2010 signed by a Director of the Company (the “Officer’s Certificate”);

8.	A copy of the Register of Directors and Officers in respect of the Company;

9.	A copy of the Register of Shareholders of the Company, a copy of the Register of Series A Preferred Shareholders of the Company, a copy of the Register of Series B Preferred Shareholders of the Company and a copy of the Register of Series C Preferred Shareholders of the Company (collectively, the “Register of Members”); and

10.	The entries and filing shown in respect of the Company in the Grand Court of the Cayman Islands maintained at the Clerk of the Courts Office in George Town, Cayman Islands, as revealed by a search on 23 December 2009 in respect of the Company.

11.	The legal opinion of DLA Piper Hong Kong as to the laws of New York which is filed as Exhibit 5.2. to the Registration Statement.

China Hydroelectric Corporation
(“Company”)
CERTIFICATE
I, John Kuhns, a Director of the Company, hereby certify for purposes of a legal opinion to be issued by Appleby on the date hereof (the “Opinion”) as follows:
Except as defined herein, the capitalised terms defined in the Opinion have the same meanings as provided for in the Opinion:
1.	Attached hereto marked A is a true, accurate, correct and complete copy of the Minutes of the Meeting of the Directors of the Company held on 3 December 2009 and 7 January 2010, (“Meetings”), which Meetings was duly convened and constituted, and at which Meetings those Directors shown as present were present in person or by duly authorised proxy or representative, and of which Meeting all Directors received or waived due notice, and of which meeting the Preferred Director appointed by the Lead Investor, voted in favour of all the resolutions passed thereat, and no changes have been made to the resolutions passed thereat. (“Director Resolutions”).

2.	Attached hereto marked B is a true, accurate, correct and complete copy of the of the Minutes of an Extraordinary General Meetings of the Shareholders of the Company held on 20 October 2009 (“Shareholder Meeting”), which Shareholder Meeting was duly convened and constituted and at which Shareholder Meeting those Shareholders shown as present were present in person or by their duly authorised proxy or representative and at which Shareholder Meetings all Shareholders entitled to vote received or waived due notice and no changes have been made to the resolutions passed thereat. (“Shareholder Resolutions” and together with the Director Resolutions, “Resolutions”).

3.	Set forth below are the names of all Directors and Officers of the Company as at the date hereof:

John D. Kuhns	—	Director, Chairman, President and Chief Executive Officer
Richard Hochman	—	Director
Shad Stastney	—	Director
Steven Outerbridge	—	Director
Anthony Dixon	—	Director
You-Su Lin	—	Director
Yong Cao	—	Director

James T. Li	—	Executive Vice President and Chief Financial Officer
Ms Mary E. Fellows	—	Executive Vice President and Secretary
Ms Fang Chen	—	Vice President and Controller
4.	Set forth below are the names of all of the Shareholders of the Company as at the date hereof with the number and class of shares owned by such Shareholders set opposite their names:

China Hydro LLC	8,708.333 Ordinary Shares
Vicis Capital Master Fund	6,833,333 Ordinary Shares, 28,913 Series A Preferred Shares, and 25,000 Series B Preferred Shares
Abrax	5,000 Series B Preferred Shares
AGE Trust — Green	608 Series A Preferred Shares
China Environment Fund III, LP	20,000 Series B Preferred Shares
Citigroup Global Markets Inc.	10,145 Series A Preferred Shares
Concordia Asia Pacific Multi-Strategy Master Fund L.P.	3,043 Series A Preferred Shares
CPI Ballpark Investments Ltd.	50,725 Series A Preferred Shares and 25,000 Series B Preferred Shares
Hare & Co. FBO Jennison Utility Fund	30,435 Series A Preferred Shares and 16,000 Series B Preferred Shares
HSBC GEM Common Fund	1,775 Series A Preferred Shares
HSBC Global Investment Fund — New World Income Fund	2,307 Series A Preferred Shares
Jayhawk Private Equity Co. — Invest Fund, L.P.	210 Series A Preferred Shares
Jayhawk Private Equity Fund L.P.	3,340 Series A Preferred Shares
IWU International Ltd.	3,000 Series B Preferred Shares
Kazak II Trust — Green	608 Series A Preferred Shares
NISA Revocable Trust under Agreement Subaccount	608 Series A Preferred Shares
Radcliffe SPC, Ltd. (Class A Segregated Portfolio)	3,043 Series A Preferred Shares

Rosebud Trust — Green	608 Series A Preferred Shares
Sandleman Partners Multi-Strategy Master Fund, Ltd.	5,072 Series A Preferred Shares
Swiss Re Financial Products Corporation	10,145 Series A Preferred Shares and 15,000 Series B Preferred Shares
Tehachapi Pass Trust — Green	608 Series A Preferred Shares
Hare & Co. as custodian for Blue Ridge Investments, LLC	20,000 Series B Preferred Shares
Aqua Resources Asia Holdings Limited	20,000 Series C Preferred Shares
5.	The authorised share capital of the company is US$136,000 consisting of 130,000,000 Ordinary Shares of US$0.001 each (“Ordinary Shares”), 2,500,000 Series A Preferred Shares of US$0.001 each, 2,500,000 Series B Preferred Shares of US$0.001 each and 1,000,000 Series C Preferred Shares of US$0.001 each, of which 15,541,666 Ordinary Shares, 152,193 Series A Preferred Shares, 129,000 Series B Preferred Shares and 20,000 Series C Preferred Shares have been issued as fully paid and non-assessable.

6.	The Directors of the Company have concluded that the entry by the Company into the documents approved by the Resolutions and the transactions contemplated by the Resolutions are bona fide in the best interests of the Company.

7.	The Minute Book and statutory registers of the Company as maintained at its registered office in the Cayman Islands are complete and accurate in all material respects and all minutes and resolutions contained in such Minute Book are a complete and correct record of the proceedings and transactions reflected therein.

8.	Neither I nor the registered office of the Company have received any notice of any litigation nor of any threatened litigation to which the Company is or may be a party.

9.	All relevant conflicts of interest or other interests of those Directors or their proxies who passed the Resolutions have been declared in accordance with the Articles of Association of the Company.

10.	There has been no change to the information contained in the Certificate of Incorporation or to the Memorandum and Articles of Association of the Company as issued by or filed with the Registrar of Companies on 27 October 2009.
DATED: 8 January 2010

Signature page follows:
/s/ John D. Kuhns

(Director)